Residential Funding Mortgage Securities I, Inc.
                                     Company
                         Residential Funding Corporation
                                 Master Servicer
               Mortgage Pass-Through Certificates,  Series 1998-S9
                  $3,103,700.00 6.50% Class 1-M1 Certificates
                  $2,069,300.00 6.50% Class 1-M2 Certificates
                  $1,034,700.00 6.50% Class 1-M3 Certificates
                  $5,453,400.00 6.75% Class 2-M1 Certificates
                  $2,439,500.00 6.75% Class 2-M2 Certificates
                  $1,291,500.00 6.75% Class 2-M3 Certificates
                                 --------------

                         Supplement dated April 27, 1998

                                       to

                   Prospectus Supplement dated April 23, 1998

                                       and

                       Prospectus dated December 22, 1997
                                 --------------

The Class 1-M1, Class 1-M2 and Class 1-M3 Certificates (collectively, the "Class 1-M Certificates") will be purchased from the Company by Salomon Brothers Inc (the "Class 1-M Underwriter") pursuant to an agreement (the "Class 1-M Underwriting Agreement") among the Company, the Master Servicer and the Class 1-M Underwriter. The Class 2-M1, Class 2-M2 and Class 2-M3 Certificates (collectively, the "Class 2-M Certificates," and, together with the Class 1-M Certificates, the "Class M Certificates") will be purchased from the Company by PaineWebber Incorporated (the "Class 2-M Underwriter," and, together with the Class 1-M Underwriter, the "Class M Underwriters") pursuant to an agreement (the "Class 2-M Underwriting Agreement," and, together with the Class 1-M Underwriting Agreement, the "Underwriting Agreements") among the Company, the Master Servicer and the Class 2-M Underwriter. The proceeds to the Company from the sale of the Class M Certificates will be equal to $15,154,398.80 net of any expenses payable by the Company.

Each Class M Underwriter intends to offer the Class M Certificates purchased by it from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Class M Underwriters may effect such transactions by selling such Class M Certificates to or through dealers. In connection with the purchase and sale of the Class M Certificates, the Class M Underwriters and any dealers that may participate with the Class M Underwriters in such resale of the Class M Certificates may be deemed to have received compensation from the Company in the form of discounts or commissions or, in the case of such dealers, compensation from the Class M Underwriters in the form of discounts, concessions or commissions. The Underwriting Agreements provide that the Company will indemnify the Class M Underwriters against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.
--------------

THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ IN CONJUNCTION THEREWITH.
--------------

UNTIL JULY 27, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS M CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

Salomon Smith Barney                                   PaineWebber Incorporated



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